Exhibit 99.1

CSX Corporation Announces Record Second-Quarter Results, Reaffirms Guidance and Increases Capital Investments

Highlights:

•	Leveraged strong growth environment to produce all-time quarterly records for revenue, operating income, and earnings per share

•	Full-year modest earnings growth still expected for 2014, with double-digit earnings growth and margin expansion expected to resume in 2015

•	Increasing 2014 investment by approximately $100 million to $2.4 billion to support sustainable growth

JACKSONVILLE, Fla. - July 15, 2014 - CSX Corporation (NYSE: CSX) today announced second-quarter net earnings of $529 million, or $0.53 per share, up from $521 million, or $0.51 per share in the same quarter of 2013.

For the quarter, revenue increased 7 percent to an all-time record $3.2 billion on volume growth of 8 percent, with strength across CSX’s major markets. The higher revenues helped deliver record operating income of nearly $1 billion and an operating ratio of 69.3 percent.

“To propel service and capture growth opportunities, CSX is adding front-line personnel and making targeted investments in infrastructure and freight cars to efficiently grow our business and create competitive advantages for our customers,” said Michael J. Ward, chairman, president and chief executive officer. “With the broad-based economic momentum we are seeing, the core earning strength of this company is improving and driving value for shareholders.”

In addition to the positive economic environment, secular growth trends in the intermodal and oil and gas markets are contributing to CSX’s expectation for modest full-year earnings growth in 2014. As it capitalizes on these growth opportunities and continues to invest in its service product, the company remains confident in its ability to sustain double-digit earnings growth and margin expansion for its shareholders beginning in 2015. The company also expects to sustain a mid-60s operating ratio longer-term.

These expectations are the foundation for the increase in this year’s capital investment of approximately $100 million. The increase further enhances key infrastructure and adds freight cars to help drive long-term growth.

CSX executives will conduct a quarterly earnings conference call with the investment community on July 16, 2014, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.